Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

FibroGen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2024 Equity Incentive Plan Common Stock, $0.01 par value per share	457(c)	11,626,038(2)	$0.4375(3)	$5,086,392(3)	0.00014760	$751
Equity	2024 Equity Incentive Plan Common Stock, $0.01 par value per share	457(h)	510,200(4)	$1.20(5)	$612,240(5)	0.00014760	$91
Total Offering Amounts					$5,698,632		$842
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$842

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of FibroGen, Inc. (the “Registrant”), par value $0.01 per share (the “Common Stock”), that become issuable with respect to the shares of Common Stock that are registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)
Represents 11,626,038 shares of the Registrant’s Common Stock reserved for future grant under the 2024 Equity Incentive Plan (the “2024 EIP”), comprised of: (i) 1,689,800 shares of Common Stock reserved for future issuance under the 2024 EIP; (ii) 9,647,761 shares of Common Stock previously available for grant under the Registrant’s 2014 Equity Incentive Plan (the “Prior Plan”) which were added to the 2024 EIP share reserve; and (iii) 288,477 shares of Common Stock which were subject to awards under the Prior Plan and have been forfeited, expired, reacquired or withheld to satisfy tax withholding obligations, which shares were added to the 2024 EIP share reserve.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 5, 2024.
(4)
Represents 510,200 shares that are issuable upon the exercise of stock options that are outstanding under the 2024 EIP.
(5)
Pursuant to Rule 457(h), the proposed maximum offering price per unit is based on the weighted average exercise price of $1.20 per share for the stock options granted and outstanding under the 2024 EIP.